Exhibit 10.1

INFORMATION RIGHTS AGREEMENT

THIS INFORMATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of October 9, 2018 by and between Charah Solutions, Inc. (the “Company”) and Bernhard Capital Partners Management, LP (“BCP”).

WHEREAS, BCP indirectly holds certain equity interests in the Company through its affiliated funds, and the Company periodically prepares certain financial information, business plans, financial forecasts and other information related to the operation of the Company’s business; and

WHEREAS, the Company desires to provide to BCP certain information related to the Company’s finances, business plans, financial forecasts the Company’s business generally pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Available Financial Information. So long as BCP and its Affiliates (as defined in Section 4) collectively beneficially owns at least 10% of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), the Company will deliver, or will cause to be delivered, upon written request, to BCP the following information:

(a) as soon as available after the end of each month, and in any event within 30 days thereafter, (i) a consolidated, unaudited balance sheet of the Company and its subsidiaries as of the end of such month, (ii) consolidated, unaudited statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its subsidiaries for each month and for the current fiscal year of the Company to date, in each case, prepared in accordance with generally accepted accounting principles, as in effect in the United States of America from time to time (“GAAP”) (subject to normal quarter-end and year-end audit adjustments, the absence of notes thereto and normal monthly close processes) and (iii) a comparison of the statements delivered pursuant to the preceding clauses (i) and (ii) to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Company’s board of directors (the “Board”);

(b) no later than five (5) days after the approval of the following budgets and statements, as applicable, (i) an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company (the “Annual Budget”) in such manner and form as approved by the Board, which Annual Budget will include at least (x) a projection of income, (y) a projected cash flow statement for each fiscal quarter in the fiscal year to which such Annual Budget applies and (z) a projected balance sheet as of the end of each fiscal quarter during the period to which such Annual Budget applies, in each case, prepared in reasonable detail, with an appropriate presentation and discussion of the principal assumptions upon which such budget and projections are based (clauses (x), (y) and (z), the “Projected Statements”), and (ii) the statement of the chief executive officer or the chief financial officer or an equivalent officer of the Company to the effect that such Annual Budget and Projected Statements are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by BCP that such Projected Statements as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results. Any material changes in such Annual Budget will be delivered to BCP as promptly as practicable after such changes have been approved by the Board;

(c) as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, (i) the annual financial statements required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such year, in each case, (x) prepared in in reasonable detail and in accordance with GAAP, (y) accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and (z) accompanied by a Company-prepared comparison to the Company’s Annual Budget for such year as approved by the Board and a comparison to the figures of the previous fiscal year;

(d) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year, and in any event within 45 days thereafter, (i) (x) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (y) (A) a consolidated balance sheet of the Company and its subsidiaries as of the end of each such quarterly period and (B) consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such quarterly period and for the current fiscal year to date, in each case, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and (ii) a comparison of the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect as approved by the Board, all in reasonable detail and certified by the principal financial or accounting officer of the Company; and

(e) if the Company files a Form 12b-25, the delivery of the information and documents contemplated by subsections (c) and (d) above shall be extended from 90 and 45 days, respectively, for such additional number of days until the Company files its Form 10-K or Form 10-Q, respectively, with the Securities and Exchange Commission; provided, that such additional number of days shall not be in excess of the number of days permitted under Exchange Act Rule 12b-25.

2.    Other Information. The Company covenants and agrees to deliver to BCP, upon written request, so long as BCP and its Affiliates collectively beneficially owns at least 20% of the outstanding shares of Common Stock, such other information and data (including such information and reports made available to any lender of the Company or any of its subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its subsidiaries as from time to time may be reasonably requested by BCP. BCP will have access to the Company’s management as may be reasonably requested.

3.    Board Observer. For so long as BCP and its Affiliates collectively beneficially owns at least 10% of the outstanding shares of Common Stock, BCP shall have the right to appoint one non-voting observer to the Board (the “BCP Observer”), and the BCP Observer shall be entitled to (a) receive contemporaneously the same notice and other materials in respect of all meetings of the Board as are furnished to members of the Board, together with an agenda for any such meetings, (b) attend all meetings of the Board and (c) participate in all discussions conducted at meetings of the Board; provided that, the (i) BCP Observer shall not be considered a “Director” or otherwise constitute a member of the Board and shall in no event be entitled to vote on any matters presented to the Board, (ii) the BCP Observer shall agree to hold in confidence and trust (consistent with Section 4 of this Agreement) and to act in a fiduciary manner with respect to all information provided or obtained as the BCP Observer as a condition to the Company complying with the foregoing clauses (a) through (c) of this Section 3, and (iii) the Company may exclude the BCP Observer from attending any portion of Board meetings and participation in discussions conducted at meetings of the Board and/or withhold any materials if such attendance or participation or access to such materials (A) could adversely affect the attorney-client privilege between Company and its counsel or (B) would reasonably be expected to result in a conflict of interest between BCP and its Affiliates or the BCP Observer, on the one hand, and the Company and its subsidiaries, on the other hand. The BCP Observer may be removed and/or replaced at any time by (and only by) BCP by providing notice thereof to the Company’s Chief Executive Officer or Chief Financial Officer.

4.    Confidentiality; Use.

(a) Except as may be required by law or to the extent the information becomes generally available to the public other than as a result of disclosure in breach of this Agreement, BCP and its Affiliates (defined below), employees, agents and representatives (the “BCP Parties”) shall maintain the confidentiality of all confidential or proprietary information of the Company (including the information delivered by the Company to BCP pursuant to this Agreement) and shall not disclose to any third party (other than its directors, officers, managers, employees and advisors) any such confidential or proprietary information without the prior consent of the Company. The confidentiality obligations set forth in this paragraph shall survive any termination of this Agreement. As used in this Agreement, “Affiliates” of BCP are those persons who are included in the Schedule 13D or Schedule 13G, as applicable, filed with the SEC and from time to time with respect to BCP’s beneficial ownership of the Company’s securities.

(b) BCP acknowledges that information disclosed to it under this Agreement may be non-public or inside information and agrees that it shall, and shall cause the other BCP Parties to, comply with the requirements of any applicable laws, rules and regulations in relation to any dealings by any BCP Party in the Company’s securities.

(c) In the event that BCP becomes aware that it or another BCP Party may reasonably expect to be required legally to publish non-public information provided to it or them pursuant to this Agreement, BCP shall give the Company prompt notice thereof and shall consult with the Company, which shall engage promptly with BCP to discuss. If, following such consultation, BCP determines, acting reasonably, it is required legally to publish such non-public information, the applicable BCP Party may publish only such non-public information necessary to comply with such legal requirements and (to the extent legally permitted) shall, upon request from the Company, delay such publication until after the Company has published such non-public information.

(d) BCP shall immediately notify the Chairman of the Board if BCP or its Affiliates have agreed to purchase or beneficially own 10% or more of the equity of a competitor of the Company. Upon notification or upon receiving such information by other means, the Board will determine if supplying the information or providing access set forth in Sections 1(a), 1(b), 2 or 3 could be adverse to the Company. If the Board determines that such information or access could have an adverse impact on the Company, then the Company shall not comply  with  the  Sections 1(a), 1(b), 2 or 3. BCP shall, and shall cause the other BCP Parties to, use any information obtained pursuant to this Agreement solely to monitor BCP’s and its Affiliates’ investment in the Company and not use such information in any manner other than in connection with activities related to BCP’s and its Affiliates’ investment in the Company.

(e) Nothing in this Agreement shall be deemed to affect in any manner any obligations of the Company or a BCP Party under any applicable laws or orders by a governmental or quasi-governmental entity having jurisdiction over such party, and obligations of each of the Company and the BCP Parties under this Agreement shall be subject to, and no party shall be in breach of this Agreement if it determines, acting reasonably and in good faith, that complying with any provision of this Agreement would violate such laws or orders; provided that each of the Company and the BCP Parties shall use its best efforts to notify and consult with the other prior to taking any action in reliance on this Section 4(e) that would otherwise be a breach of this Agreement.

5.    Successors and Assigns. The rights and obligations under this Agreement may not be assigned by either party hereto without the consent of the other party.

6.    Governing Law; Jurisdiction. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

7.    Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile, e-mail or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.    Consent Required to Amend or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and BCP.

9.    Severability; Survival. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Sections 4 through 10 shall survive any termination of this Agreement.

10.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement, understanding or arrangement relating to the subject matter hereof existing between the parties are expressly canceled and shall have no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHARAH SOLUTIONS, INC.

By:	/s/ Bruce Kramer
Name:	Bruce Kramer
Title:	Chief Financial Officer, Treasurer and Secretary

BERNHARD CAPITAL PARTNERS MANAGEMENT, LP

By:	/s/ Mark D. Spender
Name:	Mark D. Spender
Title:	Authorized Rep.